Exhibit 99.1

July 29, 2021
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
First Quarter Fiscal 2022 Results

Minneapolis, MN, July 29, 2021 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months ended June 27, 2021, its first quarter of fiscal 2022. Highlights include:

•Record quarterly sales of $181.2 million, a 27% year-over-year increase, with all three segments growing more than 20%, driven largely by year-over-year volume increases.
•Record quarterly gross profit of $39.0 million, a 26% increase over the prior year, contributing to record operating income of $22.1 million, a 39% year-over-year increase.
•Record first quarter diluted earnings per share (EPS) of $0.79, which was $0.24, or 44%, higher than the same period last year.
•Record first quarter operating cash flow of $14.8 million, compared to $1.6 million a year ago, allowing continued paydown of debt, with leverage ratio of 1.1x at quarter end.
•Record quarterly earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, of $29.1 million, a 29% increase over the prior year.
•Declared increased dividend of $0.13 per share, resulting in a 12% increase in calendar 2021.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“We are pleased with our strong start to fiscal 2022, with all three operating segments contributing to record operating income of $22.1 million. All three segments experienced double-digit growth in revenue, gross profit and operating income. Our Water Treatment group led the way with a 43% increase in gross profit. As expected Water Treatment grew in the pools, resort and fitness center end markets when compared to last year's results that were impacted by COVID-19. In our Industrial group, our revenue grew by 20% and gross profit increased by 14% despite coming off of strong demand for our bleach products last year. The increase was a result of strong sales of specialty and manufactured products, driven by our agricultural, pharmaceutical and food ingredient products."

Mr. Hawkins continued, "Demand for products in our Health and Nutrition group remained strong in the first quarter, leading to a 23% increase in revenue and 18% increase in gross profit. The increased demand for products in this group has been driven by consumer demand for health and immunity products, which has been high throughout the course of the pandemic. Like many industries, we have experienced supply chain challenges in each of our business segments and expect those supply chain challenges to continue. However, thanks to the efforts of our outstanding employees, the relationships we have with our vendors and the investments we have made in storage and infrastructure, we have been able to overcome these challenges and continue to serve our customers."

First Quarter Financial Highlights:

Sales were $181.2 million for the first quarter of fiscal 2022, an increase of 27%, from sales of $143.2 million for the same period of the prior year. Industrial segment sales increased $14.3 million, or 20%, to $85.9 million for the current quarter, as compared to $71.5 million for the same period of the prior year. Sales of our bleach products decreased from the prior year, as prior year sales were high due to increased customer demand as a result of the pandemic. However, this decrease was more than offset by increased sales of both our bulk and our manufactured, blended and repackaged products, in particular our agricultural and food ingredient products. Water Treatment segment sales increased $16.5 million, or 42%, to $56.2 million for the current quarter, as compared to $39.7 million for the same period of the prior year. Water Treatment sales increased due to increased demand for many of our products, as well as the added sales from the acquisitions of ADC and C&L Aqua in fiscal 2021. Sales for our Health and Nutrition segment increased $7.2 million, or 23%, to $39.2 million for the current quarter, as compared to $32.0 million for the same period of the prior year. The increase in sales was driven by increased sales of both our manufactured and specialty distributed products largely as a result of increased consumer demand for health and immunity products.

Gross profit increased $8.0 million, or 26%, to $39.0 million, or 22% of sales, for the current quarter, from $31.0 million, or 22% of sales, for the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profits decreased, by $1.8 million. In the same quarter a year ago, the LIFO reserve increased, and gross profits decreased, by $0.1 million. Gross profit for the Industrial segment increased $1.8 million, or 14%, to $14.3 million, or 17% of sales, for the current quarter, from $12.5 million, or 17% of sales, for the same period of the prior year. Total Industrial segment gross profit increased as a result of the increase in sales, partially offset by the negative impact to gross profit as a result of the increase in LIFO reserve. Gross profit for the Water Treatment segment increased $4.9 million or 43% to $16.2 million, or 29% of sales, for the current quarter, from $11.3 million, or 29% of sales, for the same period of the prior year. Gross profit in our Water Treatment segment increased as a result of increased sales as well as the added gross profit from the sales in the acquired businesses of ADC and C&L Aqua. Gross profit for our Health and Nutrition segment increased $1.3 million, or18%, to $8.5 million, or 22% of sales, for the current quarter, from $7.2 million, or 23% of sales, for the same period of the prior year. Gross profit in our Health and Nutrition segment increased as a result of higher sales compared to the prior year.

Company-wide selling, general and administrative expenses increased $1.8 million to $16.9 million, or 9% of sales, for the current quarter, compared to $15.0 million, or 11% of sales, for the same period of the prior year. Expenses increased primarily due to the added costs from the acquired businesses of ADC and C&L Aqua, including $0.4 million of expense for amortization of intangibles.

Our effective income tax rate was 24.4% for the current quarter, compared to 26.5% in the same period of the prior year. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of EBITDA is presented below. EBITDA for the three months ended June 27, 2021 was $29.1 million, an increase of $6.5 million, or 29%, from EBITDA of $22.6 million for the same period of the prior year. The increase was primarily due to improved gross profit.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical company that distributes, blends and manufactures chemicals and other specialty ingredients for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, and with approximately 750 employees across 45 facilities in 22 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended
(In thousands)	June 27, 2021	June 28, 2020
Net Income (GAAP)	$16,628	$11,788
Interest expense, net	349	380
Income tax expense	5,373	4,247
Amortization of intangibles	1,581	1,268
Depreciation expense	4,354	4,216
Non-cash compensation expense	799	700
Non-recurring acquisition expenses	2	—
Adjusted EBITDA	$29,086	$22,599

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	June 27, 2021	June 28, 2020
Sales	$181,241	$143,172
Cost of sales	(142,267)	(112,196)
Gross profit	38,974	30,976
Selling, general and administrative expenses	(16,856)	(15,038)
Operating income	22,118	15,938
Interest expense, net	(349)	(380)
Other income	232	477
Income before income taxes	22,001	16,035
Income tax expense	(5,373)	(4,247)
Net income	$16,628	$11,788

Weighted average number of shares outstanding - basic	21,034,302	21,031,456
Weighted average number of shares outstanding - diluted	21,178,320	21,285,346
Basic earnings per share	$0.79	$0.56
Diluted earnings per share	$0.79	$0.55
Cash dividends declared per common share	$0.12250	$0.11625

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	June 27, 2021	March 28, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,222	$2,998
Trade accounts receivables, net	90,936	90,603
Inventories	67,943	63,864
Income taxes receivable	—	175
Prepaid expenses and other current assets	3,671	5,367
Total current assets	167,772	163,007
PROPERTY, PLANT, AND EQUIPMENT:	301,953	300,404
Less accumulated depreciation	159,707	155,792
Net property, plant, and equipment	142,246	144,612
OTHER ASSETS:
Right-of-use assets	11,432	11,630
Goodwill	70,754	70,720
Intangible assets, net of accumulated amortization	74,787	76,368
Other	8,024	6,213
Total other assets	164,997	164,931
Total assets	$475,015	$472,550
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$38,052	$37,313
Accrued payroll and employee benefits	8,354	18,048
Income tax payable	5,218	—
Current portion of long-term debt	9,907	9,907
Short-term lease liability	1,620	1,587
Container deposits	1,501	1,452
Other current liabilities	1,860	2,155
Total current liabilities	66,512	70,462
LONG-TERM DEBT, LESS CURRENT PORTION	85,868	88,845
LONG-TERM LEASE LIABILITY	9,914	10,231
PENSION WITHDRAWAL LIABILITY	4,543	4,631
DEFERRED INCOME TAXES	24,445	24,445
DEFERRED COMPENSATION LIABILITY	8,032	7,322
OTHER LONG-TERM LIABILITIES	496	1,368
Total liabilities	199,810	207,304
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,946,404 and 20,969,746 shares issued and outstanding as of June 27, 2021 and March 28, 2021, respectively	210	210
Additional paid-in capital	47,069	51,138
Retained earnings	227,926	213,898
Total shareholders’ equity	275,205	265,246
Total liabilities and shareholders’ equity	$475,015	$472,550

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three Months Ended
	June 27, 2021	June 28, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,628	$11,788
Reconciliation to cash flows:
Depreciation and amortization	5,935	5,484
Operating leases	481	493
Gain on deferred compensation assets	(232)	(477)
Stock compensation expense	799	700
Other	67	22
Changes in operating accounts providing (using) cash:
Trade receivables	(316)	(1,992)
Inventories	(4,079)	(8,952)
Accounts payable	868	(2,354)
Accrued liabilities	(10,159)	(6,689)
Lease liabilities	(572)	(513)
Income taxes	5,393	4,263
Other	8	(220)
Net cash provided by operating activities	14,821	1,553
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(2,155)	(4,848)
Other	26	61
Net cash used in investing activities	(2,129)	(4,787)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(2,600)	(2,479)
Shares surrendered for payroll taxes	(1,467)	(54)
Shares repurchased	(3,401)	—
Net (payments on) proceeds from revolving loan	(3,000)	6,000
Net cash provided by (used in) financing activities	(10,468)	3,467
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,224	233
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,998	4,277
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,222	$4,510

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$292	$288
Noncash investing activities - capital expenditures in accounts payable	$497	$334

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total
Three months ended June 27, 2021:
Sales	$85,850	$56,238	$39,153	$181,241
Gross profit	14,254	16,234	8,486	38,974
Selling, general, and administrative expenses	6,241	7,062	3,553	16,856
Operating income	8,013	9,172	4,933	22,118
Three months ended June 28, 2020:
Sales	$71,502	$39,714	$31,956	$143,172
Gross profit	12,457	11,339	7,180	30,976
Selling, general, and administrative expenses	6,067	5,293	3,678	15,038
Operating income	6,390	6,046	3,502	15,938

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, our business capital needs, changes in competition and price pressure, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our ability to locate suitable real estate for new branch additions, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2021, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com